UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2015

VECTRUS, INC.
(Exact name of Registrant as specified in its charter)

Indiana	0001-36341	38-3924636
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

655 Space Center Drive
Colorado Springs, CO 80915
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (719) 591-3600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously disclosed retirement of Theodore R. Wright, the Company’s former Executive Vice President and Chief Operating Officer, on July 6, 2015, the Company and Mr. Wright entered into an Early Retirement Agreement and Complete Release of Liability, dated July 6, 2015, between the Company and Mr. Wright (the “Retirement Agreement”). Pursuant to the Retirement Agreement, the Company and Mr. Wright agreed that (i) his last day of active full-time employment with the Company will be June 30, 2015 (the “Early Retirement Date”), (ii) the Company will continue to pay him his present salary at the rate of Three Hundred Fifty Thousand One and 60/100 Dollars ($350,001.60) per year, payable in normal bi-weekly payments for the period from July 1, 2015 through June 30, 2016 (“Severance Pay Period”), (iii) he will be paid for any accrued, unused paid time off (“PTO”) in the first normal payroll following the Early Retirement Date, but will not accrue any PTO after the Early Retirement Date, (iv) during the Severance Pay Period, he will be eligible for participation in Company employee benefit plans in accordance with their terms, except that he will not be eligible to participate in any Company short-term or long-term disability plan or the Company’s 401(k) Plan, (v) COBRA continuation periods under any applicable medical, dental and vision programs will continue from the Early Retirement Date, (vi) in general, his participation in other employee benefit plans will cease on the Early Retirement Date, (vii) Mr. Wright’s retirement will not be considered a voluntary termination under the terms of his letter of employment accepted by him on December 2, 2013 and (viii) his outstanding equity awards will be treated in accordance with the terms of the applicable plan and award agreements.

In addition, the Retirement Agreement provides that, other than for accrued PTO, the Company will not be obligated to make the severance payments described above in the event that, during the Severance Pay Period, Mr. Wright engages in certain conduct which includes, in any material way (i) a breach of the terms of the Retirement Agreement, (ii) the failure to comply with any Company covenant against disclosure and assignment of rights to intellectual property executed by him or the improper utilization of the Company’s confidential or proprietary information, (iii) without the Company’s prior written consent, inducing any employee of the Company to leave Company employment or (iv) the failure to comply with the Company’s Code of Corporate Conduct or applicable Company policies. In such event and upon demand, Mr. Wright would be obligated to return any severance payments made to him and pay any legal fees incurred by the Company relating to any actions to recover the severance payments. The Retirement Agreement, which is subject to a seven day revocation period, also provides that Mr. Wright releases any liabilities he may have had arising from his employment or the termination of his employment.

The foregoing description of the terms of the Retirement Agreement is not complete and is subject to and qualified in its entirety by the terms of the Retirement Agreement. A copy of the Retirement Agreement is attached hereto as Exhibit 10.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.01	Early Retirement Agreement and Complete Release of Liability, dated July 6, 2015, between Vectrus, Inc. and Theodore R. Wright

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2015	VECTRUS, INC.
	By:	/s/ Kathryn S. Lamping
	Its:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.01	Early Retirement Agreement and Complete Release of Liability, dated July 6, 2015, between Vectrus, Inc. and Theodore R. Wright